Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Heather C. Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Third Quarter 2010 Financial Results

Conshohocken, Pa — (BUSINESS WIRE) — November 8, 2010 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the third quarter ended September 30, 2010.

Third Quarter and Recent Highlights

•                  Received national reimbursement rate from CMS for MCT technology

•                  Signed definitive merger agreement to acquire Biotel, Inc.

•                  Entered into a strategic agreement with MedApps, Inc.

•                  Signed 42 new payor contracts year-to-date, covering over 6 million lives

•                  Monitored over 380,000 patients nationally since inception

•                  11% patient growth year-to-date through September 30 as compared to 2009

•                  Granted motion to dismiss the consolidated class action lawsuit filed in August 2009

•                  $43 million in cash and investments with no outstanding debt as of September 30, 2010

•                  Development of our next generation device continues with market launch expected in early 2011

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “The third quarter represented another period of transition for the Company, as we continued to realign our infrastructure and growth strategy to reflect the current reimbursement and macroeconomic environment.  Higher co-pays and deductibles are driving lower procedure volumes across the healthcare industry and companies remain under pricing pressure from payors.  Despite achieving 11% patient growth year-to-date as compared to 2009, this dynamic is impacting our volume as more patients are forced to choose between caring for their health or paying their bills.  We believe it is important that these patients have access to the superior diagnostic capabilities of MCOTTM and will continue to work vigorously to increase patient access to our service.

“Coverage for MCOTTM continues to expand with the signing of 42 payor contracts this year and the recent national price established by The Centers for Medicaid and Medicare Services (“CMS”), further validating the value that MCOTTM provides to the healthcare system.  We are pleased that our ongoing dialogue with CMS over the last two years culminated in a national price, but are disappointed with the rate of approximately $800, which we believe clearly does not reflect the value that the service delivers.  Nevertheless, we view this as progress and we hope to continue having a productive interaction with CMS.  In spite of these advancements, we continue to have reimbursement challenges as some large, commercial payors carry negative coverage policies on our technology, as well as non-contracted payors reducing their payments for our service, which has caused a reduction in our average selling price.

“Despite these challenges, we remain excited about the opportunities before us and have taken some aggressive steps to improve our competitiveness.  In addition to starting to reinvest in the sales force, we recently signed two strategic agreements in order to acquire the additional tools and expertise needed to accelerate our growth plan.  The first is a definitive merger agreement to acquire Biotel, Inc.  The acquisition is expected to provide CardioNet with avenues of revenue diversification through Biotel’s clinical research division and its manufacturing operation.  In connection with the merger agreement, the Companies entered into a settlement agreement related to the outstanding litigation which will be effective as of the close of the merger. We are also pleased to announce that we have entered into a strategic agreement with MedApps, Inc., a technology company that delivers remote patient monitoring connectivity solutions in order to track the health information of patients, including those with chronic disease, in a timely and efficient manner.  This relationship will potentially enable CardioNet to offer additional monitoring services.  These strategic agreements, coupled with other adjustments we are making to the business, are indicative of the commitment we have to the rapidly evolving wireless health industry.

“We anticipate a continued period of transition as we close out 2010 and prepare to compete in the coming year.  We have created a more cost efficient operating structure while continuing to meet the needs of our patients.  The market potential for MCOTTM remains strong as it provides outstanding clinical value to physicians and patients.  We have $43 million in cash and investments and no debt, putting us in a strong financial position to continue to invest strategically, drive market penetration and diversify our business.”

Financial Results

Revenues for the third quarter 2010 were $27.5 million, a decrease of 17.6% compared to $33.3 million in the third quarter 2009.  The decrease in revenues was driven by the impact of the 2009 Medicare rate reduction, as well as lower commercial reimbursement rates in 2010.  In addition, event patient volume was down in the third quarter 2010 compared to the third quarter 2009.  For the three months ended September 30, 2010, payor revenue was comprised of 36% Medicare and 64% commercial, and patient volume was comprised of 43% Medicare and 57% commercial.

Gross profit for the third quarter 2010 decreased to $15.5 million, or 56.6% of revenues, compared to $21.5 million, or 64.5% of revenues, in the third quarter 2009.  Third quarter 2010 gross profit margin was impacted by the 2009 Medicare and 2010 commercial rate reductions, as well as flat MCOTTM patient volume growth.

On a GAAP basis, operating expenses for the third quarter 2010 were $23.1 million, a decrease of 15.9% compared to $27.4 million in the third quarter 2009.  Operating expenses on an adjusted basis declined by 17.0% compared to the prior year quarter, excluding $1.4 million in the third quarter 2010 and $1.3 million in the third quarter 2009 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was driven by the Company’s cost reduction initiatives in response to the Medicare rate reduction.

On a GAAP basis, net loss for the third quarter 2010 was $7.5 million, or a loss of $0.31 per diluted share, compared to net loss of $5.4 million, or a loss of $0.23 per diluted share, for the third quarter 2009.  Excluding expenses related to restructuring and other charges, adjusted net loss for the third quarter 2010 was $6.1 million, or a loss of $0.25 per diluted share.  This compares to adjusted net loss of $3.9 million, or a loss of $0.16 per diluted share, for the third quarter 2009, which excludes the impact of restructuring and other charges.

Total cash and investments were $42.9 million as of September 30, 2010, compared with total cash and investments of $49.2 million as of December 31, 2009, a decrease of $6.3 million.  Net accounts receivable declined $2.8 million compared to year end 2009.  As a result, the third quarter DSO declined to 118 days, a 4 day reduction compared to year end 2009.  During the third quarter, Highmark Medicare Services (“HMS”) conducted a prepayment review of the Company’s Medicare claims.  This review involved an evaluation by HMS of whether a service was covered, and was reasonable and necessary prior to payment.  As a result of this review, reimbursement payments to the Company were temporarily affected in the quarter.  This caused a decrease of $7 million to $9 million in cash collections and an increase in DSO of 14 days during the third quarter 2010, compared to trends experienced during the first half of 2010.  HMS has since completed its review and the Company expects reimbursement for Medicare claims to resume in November 2010.

As announced, the Company recently received a national reimbursement rate from CMS for its Medicare patients.  Based on the CMS methodology, the MCT CPT code is valued at 20.14 relative value units.  Using the CMS formula and input values currently in place, the Company estimates the national rate to be approximately $800 which will be effective on January 1, 2011.  Reimbursement from CMS is subject to statutory and regulatory changes, rate adjustments and other policy changes, all of which could materially impact the reimbursement rate for MCT CPT code 93229.  As such, the current input values are set to expire in December 2010.  If the United States Congress (“Congress”) does not take action by December, the MCT national reimbursement rate could be negatively impacted. Over the past five years, Congress has intervened multiple times to halt any material adjustment.

Conference Call

CardioNet, Inc. will host an earnings conference call on Monday, November 8, 2010, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com. The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 20335277.

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, our ability to complete the acquisition of Biotel and integrate its operations into our business, the effect of the acquisition on our business operations and financial results, the effect of the implementation of CMS’ national price in 2011, effectiveness of our efforts to address operational initiatives, including cost savings initiatives that affect our business, changes to insurance coverage and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	September 30, 2010	September 30, 2009

Revenues	$27,486	$33,340
Cost of revenues	11,938	11,829
Gross profit	15,548	21,511
Gross profit %	56.6%	64.5%

Operating expenses:
General and administrative expense	8,717	9,738
Sales and marketing expense	7,305	9,562
Bad debt expense	4,934	5,642
Research and development expense	1,237	1,325
Integration, restructuring and other charges	859	1,150
Total operating expenses	23,052	27,417

Loss from operations	(7,504)	(5,906)
Interest and other income, net	34	10

Loss before income taxes	(7,470)	(5,896)
Provision for income taxes	—	474
Net loss	$(7,470)	$(5,422)

Loss per Share:
Basic	$(0.31)	$(0.23)
Diluted	$(0.31)	$(0.23)

Weighted Average Shares Outstanding:
Basic	24,162	23,813
Diluted	24,162	23,813

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	(unaudited)
	September 30, 2010	September 30, 2009

Revenues	$91,241	$107,324
Cost of revenues	35,522	35,661
Gross profit	55,719	71,663
Gross profit %	61.1%	66.8%

Operating expenses:
General and administrative expense	26,942	29,754
Sales and marketing expense	22,178	25,548
Bad debt expense	14,058	14,086
Research and development expense	3,710	4,310
Integration, restructuring and other charges	3,932	3,109
Total operating expenses	70,820	76,807

Loss from operations	(15,101)	(5,144)
Interest and other income, net	58	168

Loss before income taxes	(15,043)	(4,976)
Provision for income taxes	—	395
Net loss	$(15,043)	$(4,581)

Loss per Share:
Basic	$(0.63)	$(0.19)
Diluted	$(0.63)	$(0.19)

Weighted Average Shares Outstanding:
Basic	24,061	23,742
Diluted	24,061	23,742

Summary Financial Data

(In Thousands)

	September 30, 2010	December 31, 2009
	(unaudited)

Cash and investments	$42,878	$49,152
Accounts receivable, net	38,066	40,885
Days sales outstanding	118	122
Working capital	70,312	75,383
Total assets	154,348	168,322
Total debt	—	—
Total shareholders’ equity	138,850	149,353

	Three Months Ended
	September 30, 2010	September 30, 2009

Cash (used in) provided by operating activities	$(6,520)	$2,913
Capital expenditures	(946)	(5,108)
Free cash flow	(7,466)	(2,195)

Stock compensation expense	1,192	1,668
Depreciation and amortization expense	3,150	2,680

	Nine Months Ended
	September 30, 2010	September 30, 2009

Cash used in operating activities	$(3,829)	$(1,777)
Capital expenditures	(3,672)	(16,527)
Free cash flow	(7,501)	(18,304)

Stock compensation expense	3,058	5,458
Depreciation and amortization expense	9,532	8,093

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	September 30, 2010	September 30, 2009

Operating loss — GAAP	$(7,504)	$(5,906)

Nonrecurring charges (a)	1,357	1,290

Adjusted operating loss	$(6,147)	$(4,616)

Net loss — GAAP	$(7,470)	$(5,422)

Nonrecurring charges (net of income taxes of $0 and ($273), respectively) (a)	1,357	1,563

Adjusted net loss	$(6,113)	$(3,859)

Loss per diluted share — GAAP	$(0.31)	$(0.23)

Nonrecurring charges per share (a)	0.06	0.07

Adjusted loss per diluted share	$(0.25)	$(0.16)

(a)         In the third quarter of 2010, we incurred $0.8 million of severance and other exit cost related to the restructuring of our sales and service organizations, as well as $0.6 million of other nonrecurring charges.  In the third quarter of 2009, we incurred $0.1 million of costs in connection with the original terminated definitive merger agreement to acquire Biotel, Inc. and $1.2 million of integration, restructuring and other charges.

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Nine Months Ended
	(unaudited)
	September 30, 2010	September 30, 2009

Operating loss — GAAP	$(15,101)	$(5,144)

Nonrecurring charges (a)	5,504	4,478

Adjusted operating loss	$(9,597)	$(666)

Net loss — GAAP	$(15,043)	$(4,581)

Nonrecurring charges (net of income taxes of $0 and $0, respectively) (a)	5,504	4,478

Adjusted net loss	$(9,539)	$(103)

Loss per diluted share — GAAP	$(0.63)	$(0.19)

Nonrecurring charges per share (a)	0.23	0.19

Adjusted loss per diluted share	$(0.40)	$(0.00)

(a)         In the first nine months of 2010, we incurred $3.5 million of severance and other exit cost related to the restructuring of our sales and service organizations and management changes, as well as $2.0 million of other charges largely related to our class action and Biotel law suits.  In the first nine months of 2009, we incurred $0.9 million of costs in connection with the original terminated definitive merger agreement to acquire Biotel, Inc., $0.5 million for special bonus paid to the then incoming CEO and $3.1 million of integration, restructuring and other charges.